Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Kevin Palatnik	IMMEDIATE
(408) 764-4110	July 27, 2016
No. 1393

Coherent, Inc. Reports Third Fiscal Quarter Results

SANTA CLARA, CA, July 27, 2016 -- Coherent, Inc. (NASDAQ, COHR), a world leader in providing lasers and laser-based technology for scientific, commercial and industrial customers, today announced financial results for its third fiscal quarter ended July 2, 2016.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	July 2, 2016	April 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
GAAP Results
(in millions except per share data)
Net sales	$218.8	$199.9	$188.5	$608.9	$592.8
Net income	$18.7	$17.8	$13.3	$56.7	$49.1
Diluted EPS	$0.76	$0.73	$0.53	$2.33	$1.96

Non-GAAP Results
(in millions except per share data)
Net income	$26.2	$25.3	$20.6	$75.4	$65.9
Diluted EPS	$1.07	$1.04	$0.82	$3.10	$2.63

THIRD FISCAL QUARTER DETAILS

For the third fiscal quarter ended July 2, 2016, Coherent announced net sales of $218.8 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $18.7 million, or $0.76 per diluted share. These results compare to net sales of $188.5 million and net income of $13.3 million, or $0.53 per diluted share, for the third quarter of fiscal 2015.

Non-GAAP net income for the third quarter of fiscal 2016 was $26.2 million, or $1.07 per diluted share. Non-GAAP net income for the third quarter of fiscal 2015 was $20.6 million, or $0.82 per diluted share. Reconciliations of GAAP to non-GAAP financial measures for the three months ended July 2, 2016, April 2, 2016 and July 4, 2015 and the nine months ended July 2, 2016 and July 4, 2015 appear in the financial statements portion of this release under the heading “Reconciliation of GAAP to Non-GAAP net income."

Exhibit 99.1

Net sales for the second quarter of fiscal 2016 were $199.9 million and net income, on a GAAP basis, was $17.8 million, or $0.73 per diluted share. Non-GAAP net income for the second quarter of fiscal 2016 was $25.3 million, or $1.04 per diluted share.

Ending backlog expected to ship in the next 12 months was $564.5 million at July 2, 2016, compared to a backlog of $469.3 million at April 2, 2016 and a backlog of $305.2 million at July 4, 2015.

As previously announced, on March 16, 2016, we entered into a definitive agreement to acquire Rofin-Sinar Technologies, Inc. ("Rofin"), one of the world's leading developers and manufacturers of high-performance industrial laser sources and laser-based solutions and components. The acquisition will be an all-cash transaction at a price of $32.50 per share of Rofin common stock for a total approximate offer value of $942 million before fees and transaction costs. The completion of the acquisition is subject to customary closing conditions, including regulatory approvals.

“Demand remained very strong in the third quarter following a record-setting second quarter.  As expected, we received significant orders for flat panel annealing lasers including a single order in excess of $100 million.  Orders for other FPD processes including film cutting and laser lift-off have also begun to flow.  Collectively, these orders demonstrate the value that Coherent is delivering to the FPD industry.  We are also very encouraged by continued strength in bioinstrumentation and materials processing.  Our OBIS™ portfolio and subsystem solutions have enabled global market share gains in research and clinical flow cytometry.  We have also captured several wins with our ultraviolet and ultrafast industrial lasers for metal and non-metal processing,” said John Ambroseo, Coherent’s President and Chief Executive Officer.  “We are making steady progress in the acquisition of Rofin-Sinar including clearance by U.S. regulators and approval by Rofin’s shareholders.  The European regulatory process is underway and being handled at the European Commission. We continue to expect the transaction to close in the fourth calendar quarter of 2016 as previously announced,” Ambroseo added.

Coherent ended the quarter with cash, cash equivalents and short term investments of $373.6 million, an increase of $12.6 million from cash, cash equivalents and short term investments of $361.1 million at April 2, 2016.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company's website at http://www.coherent.com/Investors/. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on the Company's website. A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

Exhibit 99.1

	Three Months Ended			Nine Months Ended
	July 2, 2016	April 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015

Net Sales	$218,767	$199,882	$188,502	$608,924	$592,838
Cost of sales(A)(B)(D)(F)	124,208	111,283	109,720	341,868	348,433
Gross profit	94,559	88,599	78,782	267,056	244,405
Operating expenses:
Research & development(A)(B)	21,441	20,955	21,270	61,536	61,467
Selling, general & administrative(A)(B) (E)	46,256	40,940	36,154	123,970	113,777
Impairment of investment(C)	—	—	2,017	—	2,017
Amortization of intangible assets(D)	574	700	647	1,975	2,009
Total operating expenses	68,271	62,595	60,088	187,481	179,270
Income from operations	26,288	26,004	18,694	79,575	65,135
Other income (expense), net(B)	852	(1,780)	(608)	(1,150)	697
Income before income taxes	27,140	24,224	18,086	78,425	65,832
Provision for income taxes(G)	8,490	6,443	4,822	21,708	16,725
Net income	$18,650	$17,781	$13,264	$56,717	$49,107

Net income per share:
Basic	$0.77	$0.74	$0.54	$2.35	$1.98
Diluted	$0.76	$0.73	$0.53	$2.33	$1.96

Shares used in computations:
Basic	24,192	24,137	24,737	24,108	24,794
Diluted	24,467	24,362	24,972	24,355	25,018

(A)	Stock-based compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-related compensation expense	Three Months Ended			Nine Months Ended
	July 2, 2016	April 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Cost of sales	$677	$594	$664	$1,876	$1,937
Research & development	610	610	529	1,646	1,415
Selling, general & administrative	4,402	4,183	3,372	11,299	10,385
Impact on income from operations	$5,689	$5,387	$4,565	$14,821	$13,737

For the quarters ended July 2, 2016, April 2, 2016 and July 4, 2015, the impact on net income, net of tax was $4,101 ($0.17 per diluted share), $3,876 ($0.16 per diluted share) and $3,293 ($0.13 per diluted share), respectively. For the nine months ended July 2, 2016 and July 4, 2015, the impact on net income, net of tax was $11,371 ($0.47 per diluted share) and $10,732 ($0.43 per diluted share), respectively.

(B)
Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net. Deferred compensation expense (benefit) included in operating results is summarized below:

Exhibit 99.1

Deferred compensation expense (benefit)	Three Months Ended			Nine Months Ended
	July 2, 2016	April 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Cost of sales	$69	$(67)	$8	$35	$43
Research & development	330	(296)	24	166	184
Selling, general & administrative	1,619	(1,485)	174	836	1,200
Impact on income from operations	$2,018	$(1,848)	$206	$1,037	$1,427

For the quarters ended July 2, 2016, April 2, 2016 and July 4, 2015, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $1,867, expense of $1,819 and income of $200, respectively. For the nine months ended July 2, 2016 and July 4, 2015, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $981 and $1,373, respectively.

(C)	For the quarter ended July 4, 2015, the impairment of our investment in SiOnyx, Inc., a private corporation, was $2,017 ($1,274 net of tax ($0.05 per diluted share)).

(D)
For the quarters ended July 2, 2016, April 2, 2016 and July 4, 2015, the impact of amortization of intangible expense was $2,032 ($1,400 net of tax ($0.06 per diluted share)), $2,077 ($1,422 net of tax ($0.06 per diluted share)) and $1,960 ($1,432 net of tax ($0.06 per diluted share)), respectively. For the nine months ended July 2, 2016 and July 4, 2015, the impact of amortization of intangible expense was $6,201 ($4,270 net of tax ($0.18 per diluted share)) and $6,176 ($4,579 net of tax ($0.18 per diluted share)), respectively.

(E)
The quarter ended July 2, 2016 and April 2, 2016 included $3,050 ($2,012 net of tax ($0.08 per diluted share)) and $3,584 ($2,264 net of tax ($0.09 per diluted share)) of costs related to the recently announced agreement to acquire Rofin. The nine month period ended July 2, 2016 included $6,634 ($4,276 net of tax ($0.18 per diluted share)) of costs related to the recently announced agreement to acquire Rofin.

(F)	For the quarter ended July 4, 2015, the impact of an accrual related to an ongoing customs audit was $1,315 ($1,289 net of tax ($0.05 per diluted share)).

(G)
The nine months ended July 2, 2016 and July 4, 2015 included $1,221 ($0.05 per diluted share) and $1,118 ($0.04 per diluted share) non-recurring tax benefit from the renewal of the R&D tax credit for fiscal 2015 and fiscal 2014.

Exhibit 99.1

Summarized balance sheet information is as follows (unaudited, in thousands):

	July 2, 2016	October 3, 2015
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$373,612	$325,515
Accounts receivable, net	150,184	142,260
Inventories	200,171	156,614
Prepaid expenses and other assets	36,349	28,294
Total current assets	760,316	652,683
Property and equipment, net	111,738	102,445
Other assets	210,256	213,819
Total assets	$1,082,310	$968,947

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$20,000	$—
Accounts payable	44,182	33,379
Other current liabilities	102,197	89,211
Total current liabilities	166,379	122,590
Other long-term liabilities	44,985	49,939
Total stockholders’ equity	870,946	796,418
Total liabilities and stockholders’ equity	$1,082,310	$968,947
Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands (other than per share data), net of tax):

	Three Months Ended			Nine Months Ended
	July 2, 2016	April 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
GAAP net income	$18,650	$17,781	$13,264	$56,717	$49,107
Stock-based compensation expense	4,101	3,876	3,293	11,371	10,732
Amortization of intangible assets	1,400	1,422	1,432	4,270	4,579
Acquisition-related costs	2,012	2,264	—	4,276	—
Customs audit	—	—	1,289	—	1,289
Non-recurring tax credit	—	—	—	(1,221)	(1,118)
Impairment of investment	—	—	1,274	—	1,274
Non-GAAP net income	$26,163	$25,343	$20,552	$75,413	$65,863
Non-GAAP net income per diluted share	$1.07	$1.04	$0.82	$3.10	$2.63

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to the strength in bioinstrumentation and materials processing, and the timing of the closing of the Rofin merger. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, growth in demand for our

Exhibit 99.1

products, the worldwide demand for flat panel displays, the demand for and use of the Company’s products in commercial applications, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic conditions, our customers’ ability to cancel long-term purchase orders, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, worldwide government economic policies, the risk the merger with Rofin may not be completed in a timely manner or at all, the failure to satisfy the conditions to consummation of the merger, the occurrence of any event, change or circumstance that could give rise to termination of the merger agreement, the effect of the announcement of the merger on business relationships, operating result and business generally, challenges and costs of closing, integrating and achieving anticipated synergies, the risk that the proposed merger disrupts current plans and operations and potential employee retention difficulties, risks related to diverting management’s attention from ongoing business operations, the outcome of any legal proceedings that may be instituted related to the merger agreement, and other risks identified in the Company’s and Rofin’s SEC filings. Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company. Actual results, events and performance may differ materially from those presented herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is one of the world’s leading providers of lasers and laser-based technology for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 2000 and Standard & Poor’s SmallCap 600 Index. For more information about Coherent, visit the Company's Web site at www.coherent.com for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056–0980 . Telephone (408) 764-4000

Exhibit 99.1